Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:
Cecelia C. Heer
Investor/Public Relations
Bradley Pharmaceuticals, Inc.
973-882-1505, ext. 252
cheer@bradpharm.com

Bradley Pharmaceuticals
2007 Third Quarter Results

Fairfield, NJ – November 8, 2007 – Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that it has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Third Quarter of 2007

–	Launched ADOXA® 150mg capsules.

–	Paid outstanding principal balance of $62.4 million under old credit facility on August 3, 2007 with existing cash and cash equivalents, concurrently with entering into a new credit facility and wrote-off deferred financing costs of $3.3 million related to old facility.

–	On October 29, 2007, the Company entered into a definitive merger agreement with Nycomed US Inc.

Bradley reported that net sales for the quarter ended September 30, 2007 were approximately $33.6 million, a decrease of $1.6 million, or 5%, from net sales of $35.2 million for the quarter ended September 30, 2006. The Company had a net loss of $(1.2) million for the 2007 quarter, or $(0.07) per share on a fully diluted basis, based upon approximately 17.0 million shares outstanding, compared to net income of $3.8 million, or $0.23 per share on a fully diluted basis, based upon approximately 16.5 million shares outstanding for the same period last year.

In April 2007, the Company implemented a returns and inventory optimization plan designed to reduce future returns by decreasing customer inventory in the channel and to ship products with increased shelf-life to wholesalers by improving product production planning. The Company believes the increase in gross prescription sales in the Third Quarter of 2007 compared to the Second Quarter of 2007 indicates a greater portion of the current demand is being satisfied through current quarter sales rather than inventory in the channel and that the implementation of the plan contributed to lower gross prescription sales in the Second Quarter of 2007 compared to those in previous quarters. As outlined in the table below, gross prescription demand has outpaced sales in the most recent quarters, indicating a portion of the demand, particularly in the Second Quarter of 2007, was satisfied by inventory in the channel rather than through new sales. Pursuant to the returns and inventory optimization plan, the Company estimates it had reduced inventory of all products in the distribution channel from $36.4 million at December 31, 2006, to $33.2 million at March 31, 2007 and to $27.4 million at June 30, 2007. Although weeks of inventory on hand for the primary wholesale customers continued to decrease at September 30, 2007, the dollar value of inventory of all products in the distribution channel increased from the Second Quarter of 2007 to $29.3 million primarily due to sales of DECONAMINE® in the Third Quarter of 2007, which the Company previously had on backorder due to an inability to secure active ingredient. DECONAMINE® inventory in the channel was $2.3 million at September 30, 2007 compared to $.1 million at June 30, 2007. The following table is a comparison of the gross prescription demand, gross prescription sales, the returns provision and net sales for the last seven quarters ($ in millions):

	Q1 `06	Q2 `06	Q3 `06	Q4 `06
Gross prescription demand (1)	$46.9	$46.7	$47.9	$50.4
Gross prescription sales (2)	$45.0	$44.0	$45.0	$48.0
Returns provision (3)	$8.6	$8.0	$6.0	$8.7
Net sales (3)	$34.8	$37.2	$35.2	$37.7

	Q1 `07	Q2 `07	Q3 `07
Gross prescription demand (1)	$54.8	$53.2	$50.7

Gross prescription sales (2)	$44.8	$36.5	$44.4

Returns provision (3)	$6.9	$2.6	$7.2

Net sales (3)	$37.8	$32.2	$33.6

(1) As reported by Wolters Kluwer, a third party provider of prescription data. Wolters Kluwer’s projected gross prescription demand is calculated based upon estimated retail sales value.

(2) The Company’s actual results. Gross prescription sales are based upon actual gross prescription sales at current gross selling prices and do not include charges for discounts, returns, chargebacks and rebates and do not include sales of the Company’s over-the-counter products.

(3) The Company’s actual results. Net sales include sales of both prescription and over-the-counter products and include charges for discounts, returns, chargebacks and rebates.

With a balance sheet return reserve of $22.5 million, 77% of the inventory in the distribution channel is reserved for as of September 30, 2007.

Doak Dermatologics, led by its core branded products of ADOXA®, KERALAC®/ KEROL™, SOLARAZE®, ZODERM®, LIDAMANTLE®, and ROSULA®, accounted for 77% of our net sales for the quarter ended September 30, 2007, while Kenwood Therapeutics, and its core branded products of PAMINE®, ANAMANTLE HC®, PERANEX™ HC, ELESTRIN™ and FLORA-Q®, accounted for 19% of our net sales for the quarter ended September 30, 2007 and A. Aarons, our generic subsidiary, accounted for 4% of our net sales.

Our net sales for the quarter ended September 30, 2007 were adversely affected by generic competition, leading to declines in the acne/rosacea products, particularly in the ADOXA® product line, the gastrointestinal products, particularly in the ANAMANTLE HC® and PAMINE® product lines, and lower profit sharing revenues as reported to us by Par Pharmaceutical Companies, Inc. Partially offsetting the revenue declines were higher sales of the actinic keratosis product SOLARAZE®, revenue from A. Aarons, higher sales of the respiratory product DECONAMINE® and sales of recently introduced products, including PERANEX™ HC CREAM (gastrointestinal product family), ROSULA®CLARIFYING WASH™ (acne/rosacea product family) and KEROL™ TOPICAL SUSPENSION (keratolytic product family). A. Aarons, which began shipping product in the Third Quarter of 2006, has shipped approximately $8.5 million of products through September 30, 2007. In the quarter ended September 30, 2007, the Company recorded revenues of $1.4 million from these sales based on prescription data and cash collections, while not recording $4.4 million, at gross sales value, for the estimated product remaining in the channel at September 30, 2007.

Net sales of ELESTRIN™, which was launched late in the Second Quarter 2007 and are included in “other” under Kenwood Therapeutics in the table below, were $.1 million. ELESTRIN™ sales have been slower than originally anticipated due to the use of trade packaging as samples, filling part of the initial prescription demand, and the Company’s process of building relationships with physicians in the women’s health market. According to its prescription data reported by Wolters Kluwer, the Company has experienced an increase in weekly prescriptions for ELESTRIN™ in October 2007 and, although there can be no assurance, expects that sales of the product will increase in subsequent quarters.

At September 30, 2007, 100% of the ADOXA® 150mg tablets estimated in the wholesale and retail channel is reserved due to the generic competition that began late in the Second Quarter of 2007. Due to our efforts to reduce inventory in the channel, the estimated value of ADOXA® 150mg tablets in the channel of $2.1 million at September 30, 2007 represents a reduction of $1.8 million from the end of the prior quarter. In the Third Quarter of 2007, the Company launched a new line extension of ADOXA ® 150mg capsules to help offset sales declines from generic competition for the ADOXA ® 150mg tablets.

The following table sets forth certain net sales data for the quarters ended September 30, 2007 and September 30, 2006 by therapeutic category within Doak Dermatologics, Kenwood Therapeutics and A. Aarons:

	Three Months Ended

Therapeutic Category by Company Doak Dermatologics Dermatology & Podiatry	September 30, 2007	September 30, 2006	Increase/ (Decrease)	% Change
Keratolytic	$ 6,093,000	$ 4,705,000	$ 1,388,000	30%
Acne/Rosacea	10,070,000	14,067,000	(3,997,000)	(28)%
Actinic Keratoses	7,734,000	5,912,000	1,822,000	31%
Anesthetics	1,123,000	936,000	187,000	20%
Scalp	120,000	169,000	(49,000)	(29)%
Cosmeceuticals	1,093,000	1,052,000	41,000	4%
Authorized Generic	(307,000)	431,000	(738,000)	(171)%
Other	41,000	(35,000)	76,000	217%

Total Doak Dermatologics	$ 25,967,000	$ 27,237,000	$(1,270,000)	(5)%

Kenwood Therapeutics

Gastrointestinal	$ 4,027,000	$ 7,217,000	$(3,190,000)	(44)%
Respiratory	1,536,000	453,000	1,083,000	239%
Nutritional and other	636,000	298,000	338,000	113%

Total Kenwood Therapeutics	$ 6,199,000	$ 7,968,000	$(1,769,000)	(22)%

A. Aarons	$ 1,387,000	$ —	$ 1,387,000	NA

Total	$ 33,553,000	$ 35,205,000	$(1,652,000)	(5)%

Our Kenwood Therapeutics sales force began promoting ELESTRIN™ to physicians in June 2007 and we expect to launch VEREGEN™ at the end of 2007. VEREGEN™ will be promoted to physicians by both our Doak Dermatologics and Kenwood Therapeutics sales forces. In connection with the launch of these products, the Company has increased Kenwood’s sales force to 63 representatives at October 31, 2007 and will incur a corresponding amount of additional sales, marketing and related expenses in subsequent periods.

During the quarter ended September 30, 2007, cost of sales were $6.3 million, an increase of $.6 million from the comparable year-ago period. A recording of an inventory reserve provision contributed to a decrease in the gross profit percentage for the three months ended September 30, 2007 to approximately 81% from 84% in the corresponding period of 2006. The inventory reserve provision of $1.1 million was due to the establishment of a reserve for ELESTRIN™ because current forecasts do not support current inventory levels, increased reserves for generic competition on certain products, particularly ADOXA®, and increased reserves for A. Aarons products. In addition to the increased inventory reserve provision, lower profit sharing revenues from Par and lower margins on A. Aarons generic product sales contributed to the lower margin percentage in the Third Quarter of 2007.

Selling, general and administrative expenses for the three months ended September 30, 2007 were $21.4 million, representing an increase of $2.7 million, or 15%, compared to $18.7 million for the same period in the prior year. The increase in selling, general and administrative expenses reflects higher spending on salary and salary related expenses, primarily in the sales area, and higher advertising and promotion expenses, primarily related to ELESTRIN™.

In both periods the Company incurred a high level of professional fees. In the Third Quarter of 2007 the Company incurred $2.0 million in professional fees primarily related to the Company’s ongoing legal matters, including costs associated with independent financial advisors and legal counsel retained by the Special Committee of the Board of Directors to assist it in its work. In the Third Quarter of 2006, the Company incurred legal and advisor fees and expenses of $2.0 million relating to the proxy contest, which included an accrual for a $1.2 million settlement fee to Costa Brava.

Research and development expenses for the three months ended September 30, 2007 were $1.7 million, representing an increase of $1.4 million compared to $.3 million for the same period in the prior year. The increased research and development costs were primarily due to work on developing ELESTRIN™ samples and potential line extensions of existing products.

The write-off of deferred financing costs for the three months ended September 30, 2007 of $3.3 million was due to the payment of the outstanding balance under the Company’s old Credit Facility.

The Company had approximately $13.1 million in cash, cash equivalents and short term investments on September 30, 2007.

Nine months ended September 30, 2007

For the nine months ended September 30, 2007, net sales were $103.5 million, a decrease of $3.6 million from $107.1 million for the nine months ended September 30, 2006. The Company had a net loss of $(.4) million for the nine months ended September 30, 2007, or $(0.02) per share on a fully diluted basis, based upon approximately 16.8 million shares outstanding, compared to net income of $8.6 million, or $0.52 per share on a fully diluted basis, based upon approximately 16.5 million shares outstanding for the same period last year.

Doak Dermatologics, Kenwood Therapeutics and A. Aarons accounted for 76%, 21% and 3%, respectively, of our net sales for the nine months ended September 30, 2007.

The decrease in net sales was primarily due to declines from generic competition in the acne/rosacea products, led by the ADOXA® product family, gastrointestinal product lines, led by the PAMINE® product family and lower profit sharing revenues as reported to us by Par. These decreases were partially offset by higher sales of SOLARAZE® and DECONAMINE®, sales of recently introduced products and revenue from A. Aarons.

The following table sets forth certain net sales data for the nine months ended September 30, 2007 and September 30, 2006 by therapeutic category within Doak Dermatologics, Kenwood Therapeutics and A. Aarons:

	Nine Months Ended

Therapeutic Category by Company Doak Dermatologics Dermatology & Podiatry	September 30, 2007	September 30, 2006	Increase/ (Decrease)	% Change
Keratolytic	$ 16,391,000	$ 16,682,000	$ (291,000)	(2)%
Acne/Rosacea	33,418,000	42,138,000	(8,720,000)	(21)%
Actinic Keratoses	20,170,000	15,955,000	4,215,000	26%
Anesthetics	4,118,000	3,506,000	612,000	17%
Scalp	562,000	957,000	(395,000)	(41)%
Cosmeceuticals	3,680,000	3,222,000	458,000	14%
Authorized Generic	467,000	1,852,000	(1,385,000)	(75)%
Other	92,000	109,000	(17,000)	(15)%

Total Doak Dermatologics	$ 78,898,000	$ 84,421,000	$(5,523,000)	(7)%

Kenwood Therapeutics

Gastrointestinal	$ 15,535,000	$ 19,769,000	$(4,234,000)	(21)%
Respiratory	3,986,000	1,778,000	2,208,000	124%
Nutritional and other	2,453,000	1,140,000	1,313,000	115%

Total Kenwood Therapeutics	$ 21,974,000	$ 22,687,000	$ (713,000)	(3)%

A. Aarons	$ 2,643,000	$ —	$ 2,643,000	NA

Total	$103,515,000	$107,108,000	$(3,593,000)	(3)%

Cost of sales for the nine months ended September 30, 2007 were $19.6 million, an increase of $3.1 million, or 19% from $16.5 million last year. The gross profit percentage for the current period was 81% compared to 85% for the comparable 2006 period. A recording of an inventory reserve provision contributed to the increased costs and lower gross margin percentage. The inventory reserve provision of $3.5 million was primarily due to generic competition on certain products, implementation of the Company’s returns and inventory optimization initiatives, including shipping products with increased shelf-life to its customers, the establishment of a reserve for ELESTRIN™ and increased reserves for A. Aarons products.

Selling, general and administrative expenses for the nine months ended September 30, 2007 were $65.7 million, representing an increase of $8.1 million, or 14%, compared to $57.6 million for the nine months ended September 30, 2006. The increase in selling, general and administrative expenses reflects higher spending on salary and salary related expenses, primarily in the sales area, and higher professional fees related to the Company’s ongoing legal matters, a review of matters set forth in a resignation letter from a former employee of the Company and independent financial advisors and legal counsel retained by the Special Committee to assist it in its work. In addition, the Company increased spending on advertising and promotion, primarily related to the launch of ELESTRIN™ late in the Second Quarter of 2007.

Research and development expenses for the nine months ended September 30, 2007 were $3.3 million, representing a decrease of $2.8 million, or 46%, compared to $6.1 million for the nine months ended September 30, 2006. The decrease in research and development expenses relates to a $5.0 million payment made to MediGene in 2006 under the MediGene Agreement for VEREGEN™ in consideration for development and registration activities undertaken prior to the date of the Agreement. The Company expensed the $5.0 million as a research and development payment during the First Quarter of 2006 since there was no FDA approval at the time of the payment. The lower research and development costs were partially offset by increased work done on potential line extensions of existing products and the cost of developing ELESTRIN™ samples in the current year.

Additional Information About the Proposed Merger Transaction and Where You Can Find It

In connection with the proposed merger with Nycomed US Inc and its wholly owned subsidiary, Phase Merger Sub Inc., the Company intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, STOCKHOLDERS OF BRADLEY PHARMACEUTICALS ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, Company stockholders may obtain free copies of the documents filed with the SEC on the Company’s website (www.bradpharm.com) or by contacting the Company at Bradley Pharmaceuticals, Inc., Investor Relations at 383 Route 46 West, Fairfield, NJ 07004, Telephone: (973) 882-1505, ext 252. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the

SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on May 17, 2007. These documents will be available free of charge once available at the SEC’s web site at www.sec.gov or by directing a request to the Company as provided above.

Other Information:

For more detailed information, please see Bradley’s SEC filings, including its recently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, by visiting www.bradpharm.com and clicking on the Investor Relations link, then on SEC Filings.

The Company will not be hosting an investor conference call to discuss the Third Quarter of 2007 results.

Please visit the Bradley Pharmaceuticals web site at: www.bradpharm.com.

About Bradley Pharmaceuticals, Inc.

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and international markets. Bradley’s success is based upon its core strengths in marketing and sales, which enable the company to Commercialize brands that fill unmet patient and physician needs; Develop new products through life cycle management; and In-License phase II and phase III drugs with long-term intellectual property protection that upon approval leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OB/GYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Safe Harbor for Forward-Looking Statements:

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as the proposed merger with Nycomed US Inc., Bradley’s plans to in-license, develop and launch new and enhanced products with long-term intellectual property protection or other significant barriers to market entry, sales and earnings estimates, other predictions of financial performance, launches by Bradley of new products, market acceptance of Bradley’s products, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: launch VEREGEN™ at the end of 2007; predict the safety and efficacy of ELESTRIN™ and VEREGEN™ in a commercial setting; estimate sales; maintain adequate inventory levels; complete the returns and inventory optimization plan timely; reduce product returns; comply with the covenants under its new credit facility; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry; maintain or increase sales of its products; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. Actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006
Net sales	$ 33,553,145	$ 35,204,765	$ 103,514,742	$ 107,107,882
Cost of sales (1)	6,272,691	5,725,395	19,630,009	16,491,794

	27,280,454	29,479,370	83,884,733	90,616,088

Selling, general and administrative	21,427,540	18,680,456	65,713,828	57,612,042
Research and development	1,686,927	339,630	3,316,873	6,109,971
Depreciation and amortization	2,900,122	2,498,676	8,757,565	7,578,150
Interest income	(275,534)	(701,133)	(1,505,892)	(1,761,586)
Interest expense	731,781	2,133,392	5,284,180	6,331,499
Write-off of deferred financing costs	3,256,280	—	3,256,280	—

	29,727,116	22,951,021	84,822,834	75,870,076

Income (loss) before

income tax expense (benefit)	(2,446,662)	6,528,349	(938,101)	14,746,012
Income tax expense (benefit)	(1,207,211)	2,742,000	(550,327)	6,193,000

Net income (loss)	$(1,239,451)	$ 3,786,349	$ (387,774)	$ 8,553,012

Basic net income (loss) per common
share	$ (0.07)	$ 0.23	$ (0.02)	$ 0.52

Diluted net income (loss) per common
share	$ (0.07)	$ 0.23	$ (0.02)	$ 0.52

Shares used in computing basic net
income per common share	16,950,000	16,430,000	16,810,000	16,400,000

Shares used in computing diluted net
income per common share	16,950,000	16,540,000	16,810,000	16,520,000

(1)	Amounts exclude amortization of intangible assets related to acquired products.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (unaudited)	December 31, 2006 (a)
Assets
Current assets:
Cash and cash equivalents	$ 10,117,124	$ 39,608,987
Short-term investments	3,008,881	7,083,678
Accounts receivable, net of allowances	11,439,344	14,489,623
Inventories, net	9,947,456	6,881,218
Deferred tax assets	14,158,203	13,332,666
Prepaid expenses and other	2,184,373	2,100,487
Prepaid income taxes	3,076,307	4,934,119

Total current assets	53,931,688	88,430,778

Property and equipment, net	1,108,840	813,794
Intangible assets, net	157,707,056	165,985,767
Goodwill	27,478,307	27,478,307
Deferred financing costs, net	1,125,167	4,798,034
Restricted cash and investments	—	25,000,000
Other assets	16,229	16,229

Total assets	$241,367,287	$312,522,909

(a)	Derived from audited financial statements.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (unaudited)	December 31, 2006 (a)
Liabilities
Current liabilities:
Current maturities of long-term debt	$ —	$ 15,660,085
Milestone payable - ELESTRIN™	3,252,145	10,115,083
Accounts payable	7,319,796	4,948,754
Accrued expenses	36,771,110	38,728,413

Total current liabilities	47,343,051	69,452,335

Long-term liabilities:

Long-term debt, less current maturities	—	53,400,000
Deferred tax liabilities	1,728,612	2,054,145

Total long-term liabilities	1,728,612	55,454,145

Stockholders’ Equity
Preferred stock, $0.01 par value; shares authorized:
2,000,000; issued - none	—	—
Common stock, $0.01 par value; authorized: 26,400,000 shares;
issued 17,398,557 shares at September 30, 2007 and
16,965,578 shares at December 31, 2006	173,986	169,656
Class B common stock, $0.01 par value; shares authorized:
900,000; issued 429,752 shares at September 30, 2007 and at
December 31, 2006	4,298	4,298
Additional paid-in capital	148,318,735	139,754,887
Retained earnings	47,089,742	50,977,625
Accumulated other comprehensive gain	43	1,143
Treasury stock - common stock - at cost; 877,058 shares at
September 30, 2007 and December 31, 2006	(3,291,180)	(3,291,180)

Total stockholders’ equity	192,295,624	187,616,429

Total liabilities and stockholders’ equity	$ 241,367,287	$ 312,522,909

(a)	Derived from audited financial statements.